APPENDIX A TO THE
                         SHAREHOLDER SERVICE PLAN II
                         ---------------------------

SERIES II FUNDS (EFFECTIVE SEPTEMBER 2, 2003):
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Black Diamond Protected Growth 500 Series II
Black Diamond Protected Growth 100 Series II
Black Diamond Protected Growth 2000 Series II
Black Diamond Protected Growth 400 Series II
Black Diamond Total Index Protected Growth Fund II
Black Diamond LS Protected Growth Fund II

SERIES III FUNDS (EFFECTIVE DECEMBER 11, 2003):
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Black Diamond Protected Growth 500 Series III
Black Diamond Protected Growth 100 Series III
Black Diamond Protected Growth 2000 Series III
Black Diamond Protected Growth 400 Series III
Black Diamond Total Index Protected Growth Fund III
Black Diamond LS Protected Growth Fund III




Appendix Effective:  December 11, 2003